UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 28, 2006

GAINSCO, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-09828	75-1617013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Lee Parkway, Suite 1200, Dallas, Texas		75219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 629-4301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01.            Entry into a Material Definitive Agreement.

On February 28, 2006 GAINSCO, INC. (“the “Company”) entered into a Sponsorship Agreement with Stallings Capital Group Consultants, Ltd. dba Blackhawk Motorsports (“Blackhawk”), continuing the Company’s role as the primary sponsor of a Daytona Prototype Series racing team through December 31, 2006. The Sponsorship Agreement provides that, in consideration of the payment by the Company of a sponsorship fee of $1 million, the Company will receive various benefits customary for sponsors of Daytona Prototype Series racing teams, including rights relating to signage on team equipment and access for customers and agents to certain race facilities.

The Company uses this sponsorship to build brand awareness and advance the Company’s distribution strategies. The new Sponsorship Agreement is effective February 1, 2006 and replaces a similar agreement that was effective through January 31, 2006. The sponsorship fee is payable in 10 equal monthly installments of $100,000, beginning March 1, 2006.

Blackhawk is owned and controlled by Robert W. Stallings, the Executive Chairman of the Company. The Company’s Board of Directors authorized the agreement at a meeting on February 28, 2006. In authorizing the agreement, the Board of Directors considered Mr. Stallings’ role and concluded that, under the circumstances, the Sponsorship Agreement is fair to, and in the best interests of, the Company. The Sponsorship Agreement contains provisions protecting the Company’s interests, including a termination provision that permits the Company unilaterally to terminate the agreement at any time and thereby cease making installment payments of the sponsorship fee.

A copy of the Sponsorship Agreement is attached hereto as Exhibit 10.44. The foregoing description of such document is only a summary and is qualified in the entirety by the full text of the agreement, which is incorporated by reference herein.

Section 9—Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.44	Sponsorship Agreement executed February 28, 2006, effective February 1, 2006, by and between Stallings Capital Group Consultants, Ltd. and GAINSCO, INC. (1)

(1) Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAINSCO, INC.

/s/ Glenn W. Anderson
Glenn W. Anderson, President and
Chief Executive Officer

DATED: March 6, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit

10.44	Sponsorship Agreement executed February 28, 2006, effective February 1, 2006, by and between Stallings Capital Group Consultants, Ltd. and GAINSCO, INC. (1)

(1) Filed herewith